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                                 EXHIBIT 10.8
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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), made as of the 3rd day of December, 1998, between Promus Hotel Corporation, a Delaware corporation with its executive offices at 755 Crossover Lane, Memphis, Tennessee (the "Company") and Norman P. Blake, Jr. (the "Executive"). The Company and the Executive agree as follows:

1.       Effective Date and Term.

         The Company desires to secure the services of the Executive and the Executive is willing to execute this Agreement with respect to his employment. The employment of the Executive shall become effective upon the appointment of the Executive to the Board of Directors of the Company (the "Effective Date"). If the Board fails to appoint the Executive to the Board by December 11, 1998, this entire Agreement shall be null and void ab initio. The Agreement will expire three years after the Effective Date. This Agreement supersedes any prior employment agreement, letter of intent, or other written or oral communications between Executive and the Company.

2.       Agreement of Employment.

         The Company agrees to, and hereby does, employ the Executive, and the Executive agrees to, and hereby does accept, employment by the Company, in a full-time capacity, pursuant to the provisions of this Agreement and of the By-Laws of the Company and subject to the control of the Board of Directors of the Company (the "Board"). The Executive shall, effective as of the Effective Date, hold the position of Chairman, President, and Chief Executive Officer of the Company.

3.       Executive's Obligations.

         During the period of his service under this Agreement, the Executive shall devote substantially all of his time and energies during business hours to the supervision and conduct, faithfully and to the best of his ability, of the business and affairs of the Company and to the furtherance of its interests, and to such other duties as directed by the Board.

         In connection with his employment, Executive agrees to spend at least one million dollars ($1,000,000) in purchasing the Company's common stock within 180 days after the Effective Date. The purchase will be in accordance with applicable securities laws and the Company's policy against insider trading. The Company will extend the 180 day time frame if necessary to comply with such laws or policy.

4.        Compensation.

         (a) The Company shall pay to Executive a salary at the rate of $700,000 per year, in equal bi-weekly installments; provided, however, that the Human Resources Committee of the Board (the "Human Resources Committee") shall in good faith review the salary of the



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Executive, on an annual basis, with a view to consideration of appropriate merit increases in such salary. In addition, during the term of this Agreement, the Executive shall be entitled to participate in incentive compensation programs and to receive the employee benefits and perquisites that the Company provides to other senior officers. Such benefits include, but are not limited to (i) the annual bonus plan for which senior executives of the Company are generally eligible (which is further described in sub-section (b) below), (ii) awards under any stock option, restricted stock, or equity based incentive compensation plan or arrangement maintained by the Company for which senior executives of the Company are generally eligible (as further described in sub-section (f) below), and (iii) all employee benefit plans, programs and arrangements of the Company for which senior executives of the Company are generally eligible.

         (b) During the term of this Agreement, the Executive's target bonus under the annual bonus plan shall be at least 60% of salary and the maximum bonus will be 100% of salary. The Company guarantees payment of at least a target bonus for the 1999 bonus plan year (which will be paid in the first quarter of 2000).

         (c) Executive will receive a signing bonus in the net amount after deductions for federal, state and local income and payroll taxes as determined by the chairman of the Human Resources Committee to compensate Executive for individual and incidental expenses, including, but not limited to, a Memphis country club or other club initiation fee, certain relocation expenses, reimbursement for cost of canceled vacation, reasonable attorneys fees incurred by Executive in the review and negotiation of this Agreement, and use of company aircraft to travel to and from his current residence at his discretion until permanently relocated in Memphis;

         (d) Executive will receive relocation benefits under the Company's relocation policy for executive officers which shall include temporary housing allowance through June 1, 1999, which payments will be grossed up to cover applicable taxes as described in the relocation policy;

         (e) On the Effective Date of the Agreement, the Company will grant to Executive as a signing bonus a total of 600,000 options to purchase the Company's common stock. 500,000 of these options will be granted out of and pursuant to the Company's Equity Participation Plan (the "Plan") and will have an exercise price equal to the "Fair Market Value" on the date of the grant, as defined in the Plan. 100,000 options will be outside of the Plan (but administered according to the Plan's Administrative Regulations and registered on Form S-8) and will have an exercise price of $50 per share. All such options will have a ten year term and will vest in 3 equal annual installments beginning one year after the Effective Date of the contract and vesting in full on December 2, 2001. If Executive is terminated for Cause or quits without Good Reason (as described in Section 11) or quits at the end of the contract term without the approval of the Board as further described below, unvested options are forfeited and options that are vested on the date of termination may be exercised up to six months after termination or they will be forfeited. If Executive is terminated without Cause, quits for Good Reason, dies or becomes disabled as provided in Article 9 of the Agreement, or quits with the approval of the Board at the end of the contract term, which approval shall not be withheld provided Executive has identified a successor reasonably suitable to the Board, all unvested options vest upon termination, and all options may be exercised any time during the remaining term of the option. In all other respects



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the terms and conditions of the options will be administered according to the
Plan and the Plan's Administrative Regulations.

         (f) The Company will award a minimum of 200,000 options to Executive as part of the Company's Annual Grants. These options will have a ten year term and will vest in 4 equal annual installments beginning one year after the grant date provided, however, the first grant shall vest in 4 equal annual installments beginning on December 2, 1999. If Executive is terminated for Cause or quits without Good Reason (as described in Section 11), unvested options are forfeited and options that are vested on the date of termination may be exercised up to six months after termination or they will be forfeited. If Executive is terminated without Cause, quits for Good Reason, dies or becomes disabled as provided in Article 9 of the Agreement, or quits with the approval of the Board at the end of the contract term, which approval shall not be withheld provided Executive has identified a successor reasonably suitable to the Board, all unvested options vest upon termination and all options may be exercised up to 3 years after termination. In all other respects the terms and conditions of the options will be according to the Plan and the Plan's Administrative Regulations.

         (g) The Company will pay the following expenses on behalf of the Executive (it being understood that Executive will be subject to income tax on such payments where required by law or regulation): (i) the cost of Executive's wife accompanying him on all business trips; and (ii) dues and assessments for membership in a country or other club located in the greater Memphis metropolitan area.

         (h) Executive shall also be entitled to the benefits under a Severance Agreement substantially in the form of the attached Exhibit A (the "Severance Agreement"), which will continue in force subject to its terms and conditions including the termination and amendment provisions thereof, and which will affect the Company's obligations under this Agreement as described in Section 10 hereof.

         (i) For security purposes, the Executive may use the Company's aircraft for personal business for himself and his family. The Company will also provide Executive, with appropriate security arrangements at his residence.

5.       Benefits After Termination from Employment.

         After the date of Executive's termination from employment at any time for any reason, he and his spouse will be entitled to participate at the Company's expense for his and his spouse's lifetimes in the Company's group health plans applicable to corporate executives, including family coverage as applicable (medical, dental and vision coverage) or shall be provided with coverage substantially equivalent to the benefits provided under such plans. His group health insurance benefits after any termination of employment may be changed by the Company but will not be less than those offered to corporate officers of the Company, or if no such benefits are offered, then benefits substantially equivalent to those offered by the Company on the Effective Date, and he will be entitled to any later enhancements in such benefits. The Corporation shall pay to the Executive at least annually an amount which shall be sufficient on an after-tax basis to



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compensate the Executive and his spouse for all additional taxes incurred by reason of income realized as a result of the continued coverage under this
Section 5 on a grossed-up basis at the highest marginal tax rate for individuals.

6.       Termination Without Cause or Resignation with Good Reason.

         6.01 The Executive shall be treated as having incurred a "Covered Termination" hereunder if his employment is terminated prior to the end of the term (i) by the Company other than for Cause (as defined in Section 11.01 hereof) or (ii) by the Executive for Good Reason (as defined in Section 11.02 hereof). The Executive shall not be treated as having incurred a Covered Termination if his employment is terminated as a result of death or disability, as provided in Sections 8 and 9 hereof, respectively, or if this agreement expires without being renewed.

         6.02 (a) The amount of the severance payment to be paid to the Executive upon a Covered Termination shall be the amount determined by multiplying 3.00 times the sum of:

                           (1) the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination; plus,

                           (2) the Executive's Bonus Amount applicable for the fiscal year in which the Date of Termination occurs; plus,

                           (3) a benefit allowance of 25% of the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination.

                  (b) In addition to the severance payment provided under Paragraph 6.02(a) hereof, the Executive shall be entitled to the following benefits and other rights in the event of his Covered Termination:

                           (1) Accrued Rights. The Executive shall be entitled to the following payments and benefits in respect of accrued compensation rights upon a Covered Termination, in addition to other rights provided under this Agreement:

                                    (i) payment of any accrued but unpaid
                                    Annual Base Salary and annual bonus (for any completed fiscal year) through the Date of Termination;

                                    (ii) payment of a pro-rata portion of the Bonus Amount for the fiscal year of the Company in which the Covered Termination occurs, based on the number of days of such year prior to the Date of Termination; and

                                    (iii) all benefits and rights accrued under the employee benefit plans, fringe benefits programs and payroll practices of the Company in accordance with their terms (including, without limitation, employee pension, employee welfare, incentive bonus, stock incentive plans, and any accrued vacation or sick pay time).

                                    (iv) the benefits described in Section 5 hereof.

                           (2) Outplacement Services. Upon the occurrence of a Covered Termination, the Executive shall be provided, at the Company's sole



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                           expense, with professional outplacement services
                           consistent with the Executive's duties or profession and of a type and level customary for persons in his position, as selected by the Company, subject to reasonable limitations established by the Company as to duration and dollar amounts.

         6.03     For purposes of this Agreement:

         (a) "Annual Base Salary" shall mean the Executive's gross annual salary before any deductions, exclusions or any deferrals or contributions under any Company plan or program, but excluding bonuses, incentive compensation, employee benefits or any other non-salary form of compensation (determined without regard to any reduction in Annual Base Salary that results in "Good Reason" termination).

         (b) "Bonus Amount" shall mean the greater of (i) the dollar amount of the annual bonus that would be payable to the Executive under the Company's annual bonus plan applicable to the Executive, assuming the Executive is employed by the Company throughout the term of the then current fiscal year and assuming also payment at the Executive's target level for the then-current full fiscal year (determined without regard to any reduction in target bonus percentage that results in "Good Reason" termination), or (ii) the dollar amount of the bonus paid or payable to the Executive under the Company's annual bonus plan for the most recently completed fiscal year under such plan. For the purposes hereof, the "Bonus Amount" shall not include any special bonuses paid outside of the Company's generally applicable annual bonus plan.

7.       Termination For Cause or Resignation Without Good Reason.

         7.01 The Board will have the right to terminate Executive at any time from his then current position for Cause (as defined in paragraph 11.01 herein).

         7.02 If Executive is terminated for Cause or if he resigns his position without Good Reason, then (i) all of his rights and benefits under this Agreement shall thereupon terminate and his employment shall be deemed terminated on the date of such termination or resignation except to the extent provided in clause (iii) of this Section 7.02, (ii) he shall be entitled to all accrued rights, payments and benefits vested or payable in respect of periods ending on or before such date under the Company's plans and programs, and (iii) he will be entitled to the other benefits as and to the extent described in Sections 5 and 17 hereof.

8.       Death.

         In the event of Executive's death during his employment under this Agreement, his salary and all rights and benefits under this Agreement will terminate, (except for his accrued rights, payments, and benefits vested or payable in respect of periods ending on or before his death). His estate and beneficiary(ies) will receive the benefits they are entitled to under the terms of the Company's benefit plans and programs by reason of a participant's death during active employment and the applicable rights and benefits under the Company's stock plans and the benefits described in Sections 4(e), 4(f), 5 and 17 hereof.



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9.       Disability.

         In the event of Executive's disability during his employment under this Agreement, he will be entitled to apply at his option for the Company's long term disability benefits. If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and programs that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that he and his spouse will be entitled to benefits described in Sections 4(e), 4(f), and 5 hereof. If Executive is disabled so that he cannot perform his duties (as determined by the Human Resources Committee), and if he does not apply for long term disability benefits or is not accepted for such benefits, then the Board may terminate his duties under this Agreement and, in such event, he will receive two years' salary continuation together with all other benefits and the benefits under Sections 4(e), 4(f), 5 hereof. However, during such period of salary continuation for disability, Executive will not be eligible to participate in the annual bonus plan nor will he be eligible to receive further stock option or restricted stock grants or any other long-term incentive awards except to the extent approved by the Human Resources Committee.

10.      Severance Agreement.

         Notwithstanding anything elsewhere in this Agreement to the contrary, in the event that the Executive incurs a "Covered Termination" as defined in his Severance Agreement within the time period specified therein, he will be entitled to all the rights, payments and benefits provided under his Severance Agreement in lieu of the rights and benefits that would otherwise apply under this Agreement by virtue of such termination; provided, however that he will also be entitled to the other benefits described in Sections 4(e), 4(f), 5 hereof.

11.      Definitions of Cause and Good Reason.

         11.01 Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination as a result of:

         (a) the Executive engaging in willful gross neglect of his duties with the Company, or the Executive's fraud or dishonesty in connection with his performance of duties to the Company, in either case which has a materially detrimental effect on the business or operations of the Company; or

         (b) the Executive's conviction by a court of competent jurisdiction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.

         The Date of Termination for a termination for Cause shall be the date specified by the Company; provided that Executive shall have received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure or misconduct. For



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purposes of this Paragraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under Section 11.01(a) hereof unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of failure to substantially perform his duties or of misconduct in accordance with the first sentence of this paragraph, and of continuing such failure to substantially perform his duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

          11.02 Good Reason. "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances, unless, in the case of subparagraphs (a), (b), (f), (g) or (h) such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his resignation for Good Reason. Such notice must be given at least 30 days in advance of the Date of Termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination. Such notice may be given at any time within two years following the occurrence of the events that provide the basis for the termination, but not later than the date that is 30 days prior to the expiration of the then-current term of this Agreement.

          (a) Any adverse change by the Company in the Executive's position or title described in Section 2 hereof, whether or not any such change has been approved by a majority of the members of the Board.

          (b) The assignment to Executive of any duties inconsistent with his status as President and Chief Executive Officer and Chairman of the Board of the Company or a substantial adverse alteration in the nature or status of his responsibilities;

          (c) A reduction by the Company in his annual base salary of $700,000 or as the same may be increased from time to time pursuant to Section 4 hereof;

          (d) The relocation of the Company's principal executive offices where Executive is working to a location more than 50 miles from the location of such offices on the date of this Agreement, or the Company's requiring Executive to be based anywhere other than the location of the Company's principal offices where Executive is working on the date of this Agreement except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations;

          (e) The failure by the Company, without Executive's consent, to pay to him any portion of his current compensation, except pursuant to a compensation deferral elected by the Executive, or to pay to Executive any portion of an installment of deferred compensation under



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any deferred compensation program of the Company within thirty days of the date such compensation is due;

          (f) Except as permitted by this Agreement, the failure by the Company to continue in effect any compensation plan (or substitute or alternative plan) in which Executive is entitled to participate under Section 4 hereof which is material to Executive's total compensation, including, but not limited to, the Company's annual bonus plan and equity incentive plan, or the failure by the Company to continue Executive's participation therein on a basis that is materially as favorable both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level;

          (g) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under the Company's pension and deferred compensation plans, if any, except as required by law, and the life insurance, medical, health and accident, and disability plans in which Executive is entitled to participate under Section 4 hereof, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive pursuant to Section 4 hereof, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled; or

          (h) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 19 hereof.

          (i) The failure of the Company to amend or to maintain, as the case may be, its Bylaws within 90 days of the Effective Date to provide as follows, or any failure of the Company or the Board to comply with such Bylaw provisions:

                  (1) The Company's Board of Directors will create two new committees of the Board consisting of up to three non-management directors, as follows: (i) the Nominating and Governing Committee, which will handle nominations for the Company's Board of Directors and issues of corporate governance, including recommendations or changes to the company Policy on Composition and Function of the Board; and
         (ii) the Finance Committee, which will handle large capital transactions, as further described in the Company's Board Policy;

                  (2) In connection with the election of the Company's members of the Board of Directors at the next three annual shareholders meetings (beginning in 1999), if a vacancy occurs due to resignation, retirement, or performance, the Executive will recommend nominees to stand for election, and the Nominating and Governing Committee will not unreasonably refuse to accept Executive's recommendation(s). The Executive's sole remedy in the event the committee does not accept his recommendation will be to have Good Reason to terminate under his employment agreement.

                  (3) The Executive will have the right to recommend the members of the two new Committees and other Committees of the Board, and if the Board unreasonably refuses to



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         accept his recommendations, the Executive's sole remedy will be to have Good Reason to terminate his employment agreement.

                  (4) The Executive will have the right to name replacements for up to three members of the Board of Directors who will be resigning immediately after the Effective Date.

         (j) The failure of the Company to adopt within 30 days after the Effective Date amendments to the By-laws of the Company described in the draft resolutions attached hereto as Exhibit B.

          (k) The failure of the Board to establish, maintain, and enforce Board policies reasonably acceptable to Executive.

          Executive's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

12.      Excise Tax Reimbursement.

12.01 In the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following the Covered Termination in connection with, or arising out of, the Executive's employment with the Company or a Reorganization Event (as such term is defined in the Severance Agreement) of the Company (a "Payment") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to the Executive at the time specified in Section 13 below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal (and state and local) income tax, employment tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

         (a) any payments or benefits received or to be received by the Executive in connection with a Reorganization Event of the Company or his termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Reorganization Event of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable



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compensation for services actually rendered within the meaning of section
280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

         (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the applicable reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2) (B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and/or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.

13.      Method of Payment.

         The payments provided for in Sections 6 and 12 hereof shall be made in a cash lump-sum payment, net of any required tax withholding, upon the later of
(i) the fifth (5th) business day following the Date of Termination or (ii) the expiration of the seven (7) day revocation period applicable under the release of claims referred to in Section 14 hereof. Any payment required under Sections 6 and 12 or any other provision of this Agreement that is not made in a timely manner shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

14.      Release of Claims.

         As conditions of Executive's entitlement to the severance payments and benefits provided by Sections 6 and 12 this Agreement, the Executive shall be required to execute after the covered



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termination and honor the terms of a waiver and release of claims against the
Company substantially in the form attached hereto as Exhibit C (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof).

15.      Executive Covenants.

          15.01 General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 15 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 15 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 15.

          15.02   Definitions. The following capitalized terms used in this
Section 15 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
"Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how", customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Delaware.

"Determination Date" means the date of termination of the Executive's employment with the Company for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

"Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

"Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

"Protected Employees" means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Determination Date.

"Restricted Period" means the period of the Executive's employment by the Company plus a period extending two (2) years from the date of termination of employment.

"Restrictive Covenants" means the restrictive covenants contained in Section
15.03 hereof.

         15.03    Restrictive Covenants.

         (a) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

         (b) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company.

         (c) Noninterference with Company Opportunities. The Executive understands and agrees that all hotel development opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person, interfere with, solicit, pursue, or in any way make use of any such hotel development opportunities.

         15.04 Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (b) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not known by the Executive bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (c) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (d) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.

          15.05   Enforcement of the Restrictive Covenants.

         (a) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

         (b) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

16.      Cooperation in Future Matters.

The Executive hereby agrees that, for a period of three (3) years following his Date of Termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall also be reimbursed for all reasonable out of pocket expenses. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

17.      Indemnification.

         (a) Following the date of termination, the Company agrees that it will, indemnify and hold harmless the Executive, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the date of termination, whether asserted or claimed prior to, at or after the date of termination, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify the

Executive (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that the Executive is not entitled to indemnification).

         (b) For a period of six years after the date of termination, the Company shall maintain (to the extent available in the market) in effect a director's and officer's liability insurance policy with coverage in amount and scope at least as favorable as the Company's existing coverage on the date of termination; provided that in no event shall the Company be required to expend in the aggregate in excess of 200% of the annual premium paid by the Company for such coverage as of the date of termination; and if such premium would at any time exceed 200% of the such amount, then the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

         (c) The provisions of this Section 17 are intended to be an addition to the rights otherwise available to the Executive by law, charter, statute, bylaw or separate agreement between the Company and the Executive. The Company shall continue to honor any indemnification agreement between the Company and any predecessor of the Company and the Executive entered into prior to the date of termination in accordance with the terms thereof.

18.      Binding Arbitration and Legal Fees.

         18.01 Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear its own costs and expenses.

19.      Assumption of Agreement on Merger, Consolidation or Sale of Assets.

         The Company agrees that, until the termination of this Agreement as above provided, it will not enter into any merger or consolidation with another company in which the Company is not the surviving company, or sell or dispose of all or substantially all of its assets, unless the company which is to survive such merger or consolidation or the prospective purchaser of such assets first makes a written agreement with the Executive either (1) assuming the Company's financial obligations to the Executive under this Agreement, or
(2) making such other provision for the Executive as is satisfactory to the Executive and approved by him in writing in lieu of assuming the Company's financial obligations to him under this Agreement.

20.      Assurances on Liquidation.

         The Company agrees that, until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement, or, at the discretion of the Executive, a written agreement with the Executive satisfactory to and approved by him in writing, in fulfillment of or in lieu of its obligations to him under this Agreement.

21.      Amendments.

         This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

22.      Assignment.

         22.01 Except as otherwise provided in paragraph 21.02, this Agreement cannot be assigned by either party hereto except with the written consent of the other. Any assignment of this Agreement by either party hereto shall not relieve such party of its or his obligations hereunder.

         22.02 The Company may elect to perform any or all of its obligations under this Agreement through a wholly-owned subsidiary or other subsidiary, and if the Company so elects, Executive will be an employee of such wholly-owned subsidiary, or such other subsidiary. Notwithstanding any such election, the Company's obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

23.      Binding Effect.

         This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

24.      Choice of Law.

         This Agreement shall be governed by the law of the State of Tennessee as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

25.      Severability of Provisions.

         In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision were not contained herein.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

EXECUTIVE



/s/ Norman P. Blake, Jr.
------------------------------------
Norman P. Blake, Jr.


PROMUS HOTEL CORPORATION



By: /s/
   ---------------------------------


ATTEST: /s/
       -----------------------------
Secretary

                                   EXHIBIT C


                   RELEASE OF CLAIMS AND COVENANT NOT TO SUE



         This RELEASE OF CLAIMS AND COVENANT NOT TO SUE (this "Agreement") is executed and delivered by ________________________ (the "Executive") to _______________________ (the "Company").

In consideration of the agreement by the Company to make the payments in
Section 6 and 12 enter into the Employment Agreement between the Executive and the Company dated December __, 1998 (the "Employment Agreement"), the Executive hereby agrees as follows:

Section 1. Release and Covenant. Executive, of his own free will, voluntarily releases and forever discharges the Company, its subsidiaries, affiliates, their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against the Company upon or by reason of any matter arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with the Company. This release shall not, however, constitute a waiver of any of the Executive's rights upon termination of employment under
(i) the Employment Agreement, (ii) any indemnification agreement or other rights to indemnification or insurance referred to in Section 16 of the Employment Agreement, (iii) any severance agreement between the Executive and the Company or any affiliate or (iv) the terms of any employee benefit plan of the Company or any affiliate in which the Executive is participating.

Section 2. Due Care. Executive acknowledges that he has received a copy of this Agreement prior to its execution and has been advised hereby of his opportunity to review and consider this Agreement for twenty-one (21) days prior to its execution. Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Agreement. Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein. This Agreement shall be revocable by Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, Executive shall not be entitled to the consideration for this Agreement set forth above.

Section 3. Reliance by Executive. Executive acknowledges that, in his decision to enter into this Agreement, he has not relied on any representations, promises or arrangement of any kind, including oral statements by representatives of the Company, except as set forth in this Agreement.

This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by Executive and delivered to the Company on __________________________.


EXECUTIVE



------------------------------------
Name:



           [Not to be signed upon execution of Employment Agreement]



                                       2